Exhibit 5.1

Perkins Coie LLP 1900 Sixteenth Street Suite 1400 Denver, CO 80202-5255	T. +1.303.291.2300 F. +1.303.291.2400 perkinscoie.com

July 15, 2025

Amcor Flexibles North America, Inc.
2301 Industrial Drive
Neenah, Wisconsin 54956
United States of America

Amcor plc
83 Tower Road North
Warmley, Bristol BS30 8XP
United Kingdom

Amcor Finance (USA), Inc.
2801 SW 149th Avenue, Suite 350
Miramar, Florida 33027
United States of America

Amcor UK Finance plc
83 Tower Road North
Warmley, Bristol BS30 8XP
United Kingdom

Amcor Group Finance plc
83 Tower Road North
Warmley, Bristol BS30 8XP
United Kingdom

Berry Global Group, Inc.
101 Oakley Street
Evansville, Indiana 47710
United States of America

Berry Global, Inc.
101 Oakley Street
Evansville, Indiana 47710
United States of America

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special U.S. counsel to Amcor Flexibles North America, Inc., a Missouri corporation (the “Amcor Flexibles North America”), Amcor plc, a public limited company incorporated in Jersey, Channel Islands with limited liability (“Amcor plc”), Amcor Finance (USA), Inc., a Delaware corporation (“AFUI”), Amcor UK Finance plc, a public limited company incorporated under the laws of England and Wales with limited liability (“Amcor UK”), Amcor Group Finance plc, a public limited company incorporated under the laws of England and Wales with limited liability (“AGF”), Berry Global Group, Inc., a Delaware corporation (“Berry Global Group”), and Berry Global, Inc., a Delaware corporation (“Berry Global” and, together with Amcor plc, AFUI, Amcor UK, AGF and Berry Global Group, the “Guarantors” and, each individually, a “Guarantor”), in connection with the offers by the Amcor Parties to exchange (the “Exchange Offers”) Amcor Flexibles North America’s (i) $725,000,000 4.800% Guaranteed Senior Notes due 2028, (ii) $725,000,000 5.100% Guaranteed Senior Notes due 2030, and (iii) $750,000,000 5.500% Guaranteed Senior Notes due 2035 (collectively, the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, for an equal principal amount of Amcor Flexibles North America’s outstanding (i) $725,000,000 4.800% Guaranteed Senior Notes due 2028, (ii) $725,000,000 5.100% Guaranteed Senior Notes due 2030, and (iii) $750,000,000 5.500% Guaranteed Senior Notes due 2035 (collectively, the “Old Notes”). The Old Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed (the “Exchange Guarantees”) by each of the Guarantors. Amcor Flexibles North America and the Guarantors are sometimes referred to herein, individually, as an “Amcor Party” and collectively, as the “Amcor Parties”. The Amcor Parties other than AFUI, Berry Global Group and Berry Global are sometimes referred to herein, individually, as a “Non-Covered Opinion Party” and, collectively, as the “Non-Covered Opinion Parties”.

In the course of our representation as described above, we have examined, among other things, (a) the Registration Statement (including the prospectus dated July 15, 2025 filed as part of the Registration Statement (the “Prospectus”)), (b) the Indenture, dated as of March 17, 2025 (the “Original Indenture”), among Amcor Flexibles North America, as Issuer, Amcor plc, AFUI, AGF, Amcor UK and Amcor Pty Ltd, a company incorporated under the laws of Australia, as guarantors, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), together with certain officer’s certificates, each dated March 17, 2025, delivered pursuant to the Indenture establishing the terms of the Old Notes, as supplemented by the first supplemental indenture, dated as of April 30, 2025 (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), among Amcor Flexibles North America, as Issuer, Berry Global Group and Berry Global, as guarantors, and the Trustee (including the Exchange Guarantees contained therein), (c) specimens of the Exchange Notes (and together with (b), the “Transaction Documents”), (d) the charter and bylaws of each of AFUI, Berry Global Group and Berry Global, in each case, in effect on the date hereof, (e) the resolutions of the board of directors of each of AFUI, Berry Global Group and Berry Global, in each case, relating to the transactions contemplated by the Transaction Documents (the “Transactions”) and (f) such other documents and records of the Amcor Parties as we have deemed necessary for the purposes of this opinion letter.

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (b) information provided in certificates of officers of the Amcor Parties. We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) all individuals have sufficient legal capacity to perform their functions with respect to the Transaction Documents and the Transactions; (e) subject to the assumptions, exclusions and qualifications set forth in this opinion letter, the Transaction Documents and the other documents reviewed by us are valid and binding obligations of each party thereto, other than the Amcor Parties, enforceable against each such party in accordance with their terms, and each such party, other than the Amcor Parties, has complied with all legal requirements pertaining to its status relevant to its right to enforce the Transaction Documents against the Amcor Parties; (f) each of the Non-Covered Opinion Parties is a corporation, limited liability company or jurisdictional equivalent, as applicable, validly existing and in good standing under the laws of its applicable jurisdiction and (1) has the corporate, limited liability company or jurisdictional equivalent power and authority, as applicable, to execute and deliver the Transaction Documents and to consummate the Transactions, (2) has taken all corporate, limited liability company or jurisdictional equivalent action, as applicable, to authorize the execution and delivery of the Transaction Documents and consummation of the Transactions, (3) has duly executed and delivered the Transaction Documents (other than as set forth in the opinions in paragraphs (i), (ii) and (iii) below), (4) execution and delivery of the Transaction Documents to which such Non-Covered Opinion Party is a party and consummation of the Transactions do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that, subject to the qualifications stated elsewhere herein, no such assumption is made with respect to the federal securities law of the United States, the law of the State of New York or the General Corporation Law of the State of Delaware (the “DGCL”)), and (5) execution and delivery of the Transaction Documents to which such Non-Covered Opinion Party is a party and consummation of the Transactions do not breach or result in a default under any agreement or instrument which is binding upon such Non-Covered Opinion Party; and (g) the correctness of, and we take no responsibility for, the opinion letters, each dated the date hereof, of Herbert Smith Freehills Kramer LLP, as to certain matters of English law, Ogier (Jersey) LLP, as to certain matters of Jersey law, and Armstrong Teasdale LLP, as to certain matters of Missouri law.

In addition, we have assumed, the accuracy of which we have not independently verified, the Trustee has satisfied those legal requirements applicable to it that are necessary to make the Indenture and the Exchange Notes, certificates, instruments or documents required to be executed and delivered by it in connection with the Exchange Offers enforceable against the Trustee in accordance with their respective terms.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when the Registration Statement has become effective under the Act and the Indenture is qualified under the Trust Indenture Act of 1939, as amended, and the Exchange Notes have been duly executed by Amcor Flexibles North America, duly authenticated by the Trustee in the manner provided in the Indenture, and issued and delivered in exchange for the Old Notes pursuant to, and in accordance with the terms of, the Exchange Offers, as contemplated by the Transaction Documents:

(i)	The Exchange Notes will constitute valid and binding obligations of Amcor Flexibles North America, enforceable against Amcor Flexibles North America in accordance with their terms.

(ii)	Each Exchange Guarantee will constitute valid and binding obligations of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms.

The foregoing opinions are subject to the following exclusions and qualifications:

(i)	Our opinions are as of the date hereof and we have no responsibility to update this opinion letter for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(ii)	We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

(iii)	We do not express any opinions herein concerning any laws other than the laws in their current forms of the State of New York and the federal securities laws of the United States of America and the DGCL and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP